MRI Interventions Announces estimated 30% Growth driven by Record Revenue and record clearpoint® procedure volume in 2018 Fourth Quarter

Irvine, CA – January 3, 2019 – MRI Interventions, Inc. (OTCQB:MRIC), a platform neurosurgery company with products designed for navigation in procedures for deep brain stimulation, ablation, aspiration and gene therapy, today announced preliminary and unaudited results for the quarter ended December 31, 2018, and expectations for fiscal 2019 revenue and cases.

Revenue for the quarter ended December 31, 2018 is expected to be approximately $2.2 million, an increase of 30% from $1.7 million in the prior year fourth quarter. This increase was due primarily to a record 188 procedures using the company’s ClearPoint Neuro Navigation System in the 2018 fourth quarter. Cash used in operations declined to approximately $600,000, compared with $1.7 million used in the year-ago fourth quarter and better than the company’s expected usage of $800,000 for the quarter.

“Our team brought in not only record revenue and record cases, but also secured five additional hospital evaluations in the fourth quarter, which we believe creates significant momentum and excitement for further success as we enter 2019,” said Joe Burnett, President and CEO of MRI Interventions. “As anticipated, our business returned to revenue and procedure growth following a difficult start to 2018, primarily due to the FDA actions in the laser ablation space, which have since been addressed by providers of laser therapy.”

“In the fourth quarter, we achieved FDA Clearance for both the ClearPoint 2.0 platform and the ClearPoint 2.0 Neuro Aspiration System, and launched a partnership with Clinical Laserthermia Systems Americas, Inc. to develop our own laser ablation platform for neuro and spine applications. Additionally, we participated in the first patient dosing in two separate gene therapy clinical trials for Parkinson’s disease, for which we are providing navigation, disposables and clinical support. These events demonstrate that we are looking toward long-term strategic growth while executing diligently on the near-term execution necessary to accomplish that growth.”

Continued Burnett, “Looking to 2019, we expect to report revenue in the range of $9.0 to $10.0 million, representing growth of 20-35 % year over year. We also expect case volume to show similar growth and finish 2019 in the range of 800 to 850 cases performed across our product portfolio. We believe this performance will further cement our position as a true razor and razorblade company operating in the neuro device and gene therapy markets, based on more than 80% of 2019 revenue driven by single use disposable products and services.”

Mr. Burnett will be available for meetings concurrent with the timing of the JP Morgan Healthcare Conference on January 9, 2019. To request a meeting, please contact Matt Kreps, investor relations for MRIC, at mkreps@darrowir.com.

About MRI Interventions, Inc.

Building on the power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning MRI Interventions, Inc.’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the company’s actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the Company’s ability to obtain additional financing; estimates regarding the sufficiency of the Company’s cash resources; future revenues from sales of the company’s ClearPoint Neuro Navigation System products; and the company’s ability to market, commercialize and achieve broader market acceptance for the company’s ClearPoint Neuro Navigation System products. More detailed information on these and additional factors that could affect the company’s actual results are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the three months ended September 30, 2018, both of which have been filed with the Securities and Exchange Commission, as well as the company’s Annual Report on Form 10-K for the year ended December 31, 2018, which the company intends to file with the Securities and Exchange Commission on or before April 1, 2019.

Contact Information:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com